Exhibit 99.2

VIAVID
communications simplified.

# LifeMD, Inc.

## Fourth Quarter and Full Year 2020 Conference Call

## March 29, 2021

C O R P O R A T E P A R T I C I P A N T S

Justin Schreiber, Chief Executive Officer, President and Chairman

Marc Benathen, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

David Larsen, BTIG

Andrew D’Silva, B. Riley Securities

P R E S E N T A T I O N

Operator

Good afternoon. Thank you for joining us today to discuss LifeMD’s fourth quarter and full year 2020 results ended December 31, 2020.

Joining us today is the Chief Executive Officer of LifeMD, Justin Schreiber, and the Company’s Chief Financial Officer Marc Benathen.

Following their remarks, we’ll open the call to your questions. Before we conclude today’s call, I’ll provide some important cautions regarding the forward-looking statements made by Management during the call.

I’d like to remind everyone that today’s call is being recorded and will be made available for the telecom replay via instructions in today’s press release, which is available in the Investor Relations section of the Company’s website.

Now, I’d like to turn the call over to LifeMD’s CEO, Justin Schreiber. Please go ahead.

Justin Schreiber

Thank you, Christie, and good afternoon, everyone. Thanks for joining us today.

Twenty-twenty was an incredible year for telemedicine, and a stellar year for LifeMD. Our top line grew by nearly 200% to a record $37.3 million. Adding back the $917,000 in deferred revenue we lost due to our record level of subscriptions, adjusted sales totaled $38.2 million for the year, and we ended 2020 exceptionally strong, with December revenues hitting a monthly record of $5.2 million, up 316% over December of the previous year. In fact, December 2020 alone eclipsed the entire fourth quarter of 2019.

Twenty-twenty was also a year of unprecedented change caused by the pandemic. Despite the challenges and heartbreak, perhaps one silver lining for the pandemic is how it catalyzed the rapid expansion and evolution of the telehealth industry for the benefit and wellbeing of consumers; and we have evolved and expanded along with it, from a branded telemedicine products company into a leading provider of end-to-end concierge telehealth products and services. Our recent name change from Conversion Labs to LifeMD reflects this evolution.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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1

Ever since we embarked upon this journey two years ago, our vision has always been to radically change health care by making access to the best physicians, diagnosis, and treatment easily accessible, convenient and affordable. From discreetly treating men’s sexual health and men’s and women’s hair loss to the upcoming rollout of our new tele-dermatology and concierge telehealth services, LifeMD is now at the forefront of the telehealth revolution, improving health care for countless Americans.

Now with the first quarter of 2021 nearly closed, we continue to expect more than $17 million in revenue for the quarter, which should be up more than 30% sequentially and up 295% compared to the same year-ago quarter.

All this growth reflects the huge investments we made in the second half of last year, and especially in the fourth quarter, to scale our platform and capture new customers and market share. This has driven record levels of new subscribers and net orders in our telemedicine business. In fact, our subscription rate for new telemedicine orders has grown from 20% early last year to now more than 91%, and we believe these new subscribers are worth far more than the investment we made to acquire them. This also means that our traditionally reported annual recurring revenue from subscriptions is now nearly the same as our top line annual run rate, with our top line run rate currently exceeding $75 million based on March’s estimated results.

As remarkable as this growth and market expansion has been, we believe we’ve only begun to scratch the surface of what we see as a $600 billion and growing addressable market opportunity. To capture more of this fast-growing market, we are planning to launch additional telehealth products and services throughout the year, that we expect will further strengthen our high-growth outlook.

But before getting more into these new offerings in our outlook for 2021, I’d like to turn the call over to our CFO Marc Benathen, who will take us through the financial details for the quarter.

I’m going to deviate from the script for a moment to formally welcome Marc to our first earnings call. We talk a lot about the amazing marketing and operations team that we have at LifeMD, which we believe is one of our main competitive advantages; however, having Marc on board as our CFO is truly game-changing for the Company and our shareholders, and I’m extremely confident that the expertise and experience Marc brings to the table will allow LifeMD to achieve a lot more than we otherwise would have if we didn’t have him on the team.

Welcome aboard, Marc, and go ahead.

Marc Benathen

Thank you, Justin, and good afternoon, everyone.

It has been about a month since I joined LifeMD, and I could not be more impressed by the energy and passion of the entire team. This has been evident in the phenomenal growth the Company has been driving over the past year. Like Justin, I truly believe we have only begun to scratch the surface of LifeMD’s long-term potential.

As Justin mentioned, 2020 was a record year, marked by substantial growth across all of our products and services. Revenue in the fourth quarter of 2020 totaled a record $12.9 million, up 227% from the fourth quarter of 2019. The growth was primarily driven by a 293% increase in telehealth net revenues to $10.3 million. Our PDF Simpli subsidiary contributed net revenue of $2.6 million, up 96% from the year-ago quarter. Including $917 thousand in year-end deferred revenue associated with recurring subscriptions, total adjusted revenue on a non-GAAP basis would have been $13.8 million for the fourth quarter of 2020.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Annual recurring revenue or ARR from subscriptions at December 31, 2020, reached a record $53.3 million, up 443% compared to the end of 2019. As of today we estimate our ARR from subscriptions has increased to $75.9 million, up 267% year-over-year.

We calculate ARR from subscriptions by multiplying by 12 the monthly sum of revenue attributed exclusively to subscription sales. We don’t consider single sales to customers that purchase products through the Company’s regular checkout pages, third party online marketplaces, or involving the assistance of a customer service representative.

Beginning with the reporting of these fourth quarter and full year 2020 results, this calculation includes revenue from the initial purchase of patients who signed up under a recurring subscription plan. We believe this more accurately represents the current annualized value of our subscription customers.

For future reporting periods, we are evaluating and looking at introducing additional alternative metrics for tracking our performance.

Gross profit in the fourth quarter increased 184% to $8.9 million, compared to $3.1 million in the same year-ago quarter. Gross profit as a percentage of revenue in the fourth quarter of 2020 decreased to 69.1% from 79.6% in the same year-ago quarter. However, this decrease was primarily due to a change in mix of product sales and inventory write-off associated with legacy products. Excluding the impact of this non-cash write-off, adjusted gross margin on a non-GAAP basis for the fourth quarter of 2020 would have been 76.1%.

Operating expense in the fourth quarter of 2020 was $41.2 million, up from $3.7 million in the same year-ago quarter. The increase was primarily due to increases of selling and marketing expenses of $15.2 million, as well as general and administrative expenses of $21.7 million, other operating expenses of $479,000, customer services expenses of $66,000, and development cost of $93,000.

The increase in general and administrative expenses was primarily due to $20.1 million in non-cash stock-based compensation and amortization. The majority of the stock-based compensation was related to performance targets achieved during the quarter that have been granted to the founders of the Company in prior years. The non-cash stock basis of these awards was set at the price of the Company’s shares at the time of their issuance, which had hit record levels during the fourth quarter.

The substantial increase in expenses also reflects our strategic acceleration of investments in patient acquisition and expanding market share as consumers sought out their telemedicine options in record numbers during the period. The result of this investment has positioned us very well for elevated growth in 2021 and beyond, due to a nearly 200% increase in new patients in the fourth quarter alone, with about 90% of these new patients signing up for recurring subscription plans.

As Justin mentioned, our subscription rate for new telemedicine orders has increased from 20% early last year to currently more than 91%. Based on our analysis, the substantial investments we have made to acquire these committed subscribers have demonstrated a high ROI.

Our GAAP net loss attributable to common stockholders for the fourth quarter totaled $32.3 million or $2.56 per share. This compares to a net loss attributable to common stockholders of $712,000 or $0.09 per share in the fourth quarter of 2019. In addition to the stock-based compensation, our net loss for the fourth quarter of 2020 included other substantial non-cash or financing-related charges such as interest expense of $355,000, combined amortization expenses of $48,000, non-cash expenses associated with legacy warrant settlements of $914,000, non-cash inventory write-off for legacy products of $903,000, accrued interest of $90,000, and financing transactions expense of $175,000. Adjusted EBITDA non-GAAP term which factors out these terms totaled a loss of $9.7 million in the fourth quarter of 2020. This compares to Adjusted EBITDA of $492,000 in the same year-ago quarter.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now turning to the full year of 2020.

Revenue for the full year increased 199% to a record $37.3 million, up from the $12.5 million in 2019. The increase in revenue was attributable to both the increase in telehealth net revenues of 208% to $30.6 million and an increase in PDF Simpli net sales of 165% to $6.7 million. Including $917,000 in year-end deferred revenue associated with recurring subscriptions, total adjusted revenue on a non-GAAP basis was $38.2 million for the full year.

Gross profit increased 185% to $28.4 million, with gross profit as a percentage of revenue decreasing to 76.1% from 79.7% in 2019. The decrease was primarily due to inventory adjustments associated with legacy products, as well as due to the mix of products sold. Excluding the non-cash inventory adjustments of $2.1 million, adjusted gross profit on a non-GAAP basis for the full year of 2020 was $30.5 million or 81.8% as a percentage of revenue.

Our operating expenses full year of 2020 totaled $86.2 million, which was up from $12.8 million in 2019. The increase was primarily due to increases of selling and marketing expenses of $32.8 million, as well as general and administrative expenses of $39.8 million, other expenses of $442,000, customer service expenses of $146,000, and development costs of $224,000. General and administrative expenses for the full year also included non-cash stock-based compensation of $37,000.

Like with our expense increase for the fourth quarter, the increase for the year reflects our strategic acceleration of investment in patient acquisition and securing market share, as consumers sought out their telemedicine options in record numbers during the year.

Our GAAP net loss attributable to common stockholders for the full year of 2020 was $63.4 million or $4.44 per share, as compared to a net loss attributable to common stockholders of $3.1 million or $0.32 per share. The net loss for the full year of 2020 included certain non-cash or financing-related charges such as interest expense and accrued interest of $514,000, amortization expense of $1.2 million, warrant settlements of $914,000, financing transactions of $237,000, acceleration of $500,000, inventory adjustments that are non-cash of $2.1 million, non-cash deemed distributions of $4.7 million, and stock-based compensation expense of $37 million. Adjusted EBITDA, which factors out these items, totaled loss of $16.3 million in the full year of 2020, compared to a loss of $685,000 in 2019.

Now turning to our balance sheet.

Cash totaled $9.2 million at December 31, 2020, as compared to $917,000 at September 30, 2020. The increase was primarily due to a private placement with net proceeds of $14.9 million, completed in November 2020.

We believe our current cash position and available funds provide the Company with ample liquidity to meet our current needs and plans for growth.

In the coming quarter or two, we are planning to enhance our liquidity significantly further through nondilutive means, and we are actively engaged in this endeavor. We believe greater liquidity will enable us to further accelerate our growth and expand our market share at this pivotal time with the rapid growth and expansion of the telemedicine industry at unprecedented levels.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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This wraps up our financial results. I’d now like to turn the call back over to Justin.

Justin Schreiber

Thanks, Marc.

Clearly the growth we’ve been experiencing over this past year has been incredible. We nearly tripled our top line in 2020, and now just three months into the new year we are hitting an annualized revenue run rate of more than $75 million. Our growing recurring revenue stream from subscription now represents about 91% of our total revenue. Given nearly all of our customers are now on a subscription product, either monthly or quarterly, we have much greater visibility into our revenue and future growth rate.

We are seeing 2021 already on track to be another record-setting year, even if we fully discount the contribution from new products and brand launches during the year. Our increasing momentum throughout 2020 and into the new year reflects how our telehealth platform has been able to provide accessible health care to a rapidly growing number of patients across the country. To date, between just our Rex MD and Shapiro MD brands, we treat over 0.3 million patients and customers nationwide.

Given the many major milestones we achieved in 2020, we now have a foundation for continuing strong growth, with a differentiated telehealth business model that offers patients convenient and affordable access to health care services, as well as prescription and over-the-counter medications.

One of these major milestones in 2020 was the official launch of our LifeMD digital telehealth platform that represents the combination of years of development by experts in technology, medicine, and regulatory affairs. Owning our own robust and flexible end-to-end telehealth platform allows us to offer highly customized and targeted telemedicine offerings, which results in better patient care and high levels of satisfaction among our patients. It also gives us the ability to quickly test, launch and scale new telemedicine offerings.

Such offerings include our new tele-dermatology brand and clinic for women, Nava MD, which we are planning to launch in the coming weeks. Nava MD will initially offer virtual treatment for many common dermatological conditions, such as acne, rosacea, hyperpigmentation, and signs of aging. In addition to prescription products, we signed a key exclusive licensing agreement in 2020 with Restorsea, a leading medical-grade skin care technology platform. It includes patented medical-grade over-the-counter products for treating these prevalent skin conditions. Integrating Restorsea’s clinically proven technology into our Nava MD offering represents a major competitive advantage for us as we enter this high-growth market segment.

We have also been finalizing the roll-out plan and technology infrastructure for our subscription-based primary care and concierge telehealth services, which will be offered under the LifeMD brand. We believe LifeMD’s concierge care offering will revolutionize the way our patients access a health care provider, enhance the health care experience, and dramatically strengthen our ability to positively impact their long-term health. The platform will combine a low-cost prescription drug offering, discounted access to all of our cash-pay telemedicine offerings, and on demand access to the same doctor. While the offering will initially be launched in the U.S., we believe it has a global appeal, given the high regard for U.S. medical professionals and treatment in international markets.

While the rapid emergence of telemedicine reflects a major shift in patient preference for virtual care, it has also begun to disrupt the traditional health care commercialization model. Pharmaceutical, medical device, and diagnostic companies will have to adjust their commercial models accordingly. We see this opening up new direct-to-consumer joint venture and partnership opportunities for LifeMD and further enhancing our value proposition.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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5

These are clearly unprecedented times for the health care and telemedicine industry. The stage of the telemedicine industry today is reminiscent of the beginning of the e-commerce era. There are many winners and losers, but the biggest winners were those who made the biggest timely investments in customer acquisition, customer care, and market share, like Amazon and eBay. We are at a similar stage with virtual health care and telemedicine, with the industry still very much in its nascent stage. We have the opportunity to become the 800-pound gorilla in this space, like Amazon is to e-commerce and eBay to online auctions, and this is our vision.

We recognize that the future of our Company and our fulfilment of this vision will be determined by how our patients and customers experience our telehealth brands and services, and how loyal they’ll become to our offerings as a result. We have and will continue to invest heavily in recruiting, training and deploying the best people and professionals across our physician network, clinical support team, and customer service center. We will also continue to deploy the strongest marketing campaign to capture new subscribers and market share.

The $14 million strategic private placement we completed in February supports our aggressive growth initiatives for 2021, including further scaling the size and reach of our digital health ecosystem, launching our concierge telehealth service, expanding our suite of brands for men’s and women’s health, and accelerating overall customer acquisition.

We are preparing to launch treatments for new indications under our existing popular telehealth brands, Rex MD and Shapiro MD. They have been carefully designed to serve the evolving needs of our patients and especially attract new patients to our platform.

We are now at a stage where we have strong cash flow being generated by a large subscriber base. Besides our media spend for new customer acquisition, which has a strong ROI, we run a pretty tight ship. So we believe we are now in a strong position to secure additional growth capital as needed through nondilutive or mostly nondilutive means, as Marc mentioned earlier in the call.

Given our visibility and the future performance provided by our high level of subscription revenue for the full year 2021, we are forecasting revenue in the range of $85 million to $95 million. This will represent an increase of 128% to 155% over 2020.

Looking ahead, we are confident more than ever that our LifeMD telemedicine platform will continue to drive tremendous growth and opportunity, and especially greater shareholder value, over the months and years to come.

Now with that, we’d like to open the call to your questions. Christie?

Operator

Thank you.

First, we’ll go to David Larsen from BTIG. Your line is open.

David Larsen

Hey guys. Congratulations upon the good quarter.

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6

Can you maybe talk a little bit more about the subscription component of the business? Obviously the revenue coming from subscription services has increased significantly as a percentage of total. Just how exactly does that work, please? What’s actually included in that subscription? Is it $200 a month, is it $200 a year? What do your customers actually get with that? Thanks.

Justin Schreiber

Thanks, David. Marc, would you like to take that, or …?

Marc Benathen

Yes, absolutely. Most of the subscription revenue, and all of it on the telehealth plan business today, is product-driven. What the customers get is they’re on the prescription side, say on Rex or on the OTC or prescription side on Shapiro, they get the products that they need for their given diagnosis. They will get that subscription and every month shipped to their door, we charge them on a recurring basis. Alternatively, we also do offer three-month subscription options where you will get a three-month supply and then you’ll get billed every three months. But it’s truly recurring revenue in nature where we bill a customer on a recurring basis every month; it’s auto-ship, auto-charge.

David Larsen

Okay, great, so it’s a subscription to the product over the course of say a year for example, and a member is charged on a consistent and regular basis and shipped to them, like every quarter or every month?

Justin Schreiber

That’s right, David, this is Justin, and it’s a—essentially the patient or the customer is either paying a monthly or quarterly fee, which is all-inclusive of the treatment that our physicians provide, right, and the product, whether it be prescription or OTC, that the patient customer is receiving from us.

David Larsen

Okay. Great, thanks; and then can you maybe talk a little bit more about the incremental service lines that are going to be developed and deployed over the coming months like dermatology, mental health, cholesterol? Which ones do you think can drive the most revenue for you, and which ones are you most excited about?

Justin Schreiber

David, the two that we’re really excited about, first of all, we launched in the last couple of weeks a compounded topical drug offering when it’s prescribed by a physician which is sold in combination, is given to patients in combination with our patented shampoo and conditioner product for hair loss. The initial data from that is very very strong, even stronger than when we initially launched our first Rex offers. We’re very encouraged about that, we think that there’s a very big opportunity in female hair loss. It’s very difficult for women to get to a dermatologist for treatment with indications, and so we’re very optimistic about that offering this year.

Then we’re launching, this week actually, we’re going to soft-launch our new Nava MD dermatology offering, which again, we don’t have data on because we haven’t launched that, but we’ve closely followed some of our peers with very similar products, so—we believe that that’s going to be a meaningful contributor to growth this year as well.

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7

Then, look, for competitive reasons I’d rather not speak specifically on other indications that we plan to launch in this year, but I’ll just say generically that we’re looking at several other markets that we think are a perfect fit for direct to consumer telemedicine. Total addressable markets are massive, even bigger than erectile dysfunction and hair loss. We are very very excited to launch another—in addition to female hair loss and launching the derm business and adding indications, additional indications for men’s health under Rex MD. We’re very excited to prove out another one or two indications this year in massive markets. More to come on some other areas, David.

David Larsen

Okay, and then just one more for me. Can you talk a little bit about the primary care and concierge solution that you’re going to be bringing to market? Any more detail around that would be very helpful. I think I heard in your prepared comments you said that members and patients will have immediate access or direct access to the same physician on a consistent basis. Just, will those—just any more color around that would be helpful, will you be employing those doctors, will those come from a rented network initially, or what a monthly fee will be for those patients will be very helpful.

Then, also if those members need a referral into an acute care system, do you have any longer-term plans for developing those types of provider networks? Thank you.

Justin Schreiber

To start, to provide a little more detail on the LifeMD offering, LifeMD is going to be a cash-pay subscription-based concierge care offering. We anticipate it to range in price from $50 to $150 a month for more integrative care, or a provider that specializes in integrative medicine.

We see LifeMD as being an incredible thing for our patients’ long term, that was the genesis of the concept, it was like, look, we’re bringing in large numbers of patients for these condition-specific treatments, whether it be erectile dysfunction, hair loss, dermatology, weight loss, whatever it is, right? We have a large number of patients that’s coming in at the door every single day, and initially my thinking was, our thinking was, what can we do to impact positively the long-term health of these patients in a more profound way, other than treating them for this initial condition?

When we combine that thinking with the fact that most Americans are on high-deductible health plans where it’s oftentimes expensive for them to access prescription medications, or even to go see a primary care physician, we believe that many of these patients that are already on our platform for a condition-specific treatment would love to pay $50 or $100 a month, some of them more, to have in essence a doctor in the family, someone to pick up the phone when something’s wrong and they want to talk to the doctor, to be able to get a prescription refilled. In addition to providing that ongoing care for these patients, for a small monthly cash fee that everybody can afford, we also can provide these patients heavily discounted generic drugs. We can provide them as discounted labs. We can offer them discounts on a lot of these different more lifestyle treatments that are cash-pay; things like ED, things like weight loss.

The net amount that the patient is actually paying to have this incredible concierge service with a long-term relationship with the same doctor, we look at it as being affordable to every American. We think if we present it in the right way, it’s going to be very popular.

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8

As far, David, as thinking about the brick-and-mortar or referral relationships, for specialists, we think that, as we scale this platform and start to put patients on the platform, we think that there are going to be a lot of opportunities for us to partner with regional brick-and-mortar networks, right, that obviously are going to want—and specialists, right, they’re going to want to treat those patients. Initially, right, we haven’t lined that up; we’ve spoken with some different groups that have expressed an interest at the business scale. We have no interest in building that out, right? We believe that—we know that we can treat most of the things that these patients need to see a doctor for, in a virtual setting, and so the plan is to refer patients to partners, right, when they need to go and see a doctor in person.

Was that helpful? Is there anything that I missed?

David Larsen

Nope, that’s actually very helpful. I have yet to meet an acute care hospital system that would decline incoming referrals from a virtual primary care practice, so it makes sense to me. Thanks very much, I’ll hop back in the queue.

Justin Schreiber

One thing I’ll mention, David, that I forgot to emphasize: we’re building a great technology platform that’s similar to the One Medicals of the world, right, that would integrate in one place all the patient’s lab work, all of their medical history with us, pull in all their medical records, when they’re initially onboarded onto the platform. We’re really excited to launch that, we’re aiming to launch it this summer.

Also something to think about, right, it also really encourages or enables us to be able to offer other condition-specific treatments to patients within our system. For instance, once you come into LifeMD as a new patient, you’ll obviously be able to access treatment from Shapiro for hair loss or other, anything in the family of LifeMD brand.

We think it’ll really pull everything that we’re doing nicely together, and then be a great way for us to develop a longer-term relationship with our patients.

David Larsen

Great. Thanks very much.

Operator

Next we’ll go to Andrew D’Silva from B. Riley Securities. Your line is open.

Andrew D’Silva

Hey, good afternoon, thanks for taking my questions.

Just to start, have a couple quick bookkeeping ones. Just as it relates to your share count, is there a reason your 2020 share count for the full year is listed as higher than your fourth quarter ‘20 share count?

Justin Schreiber

I’m not sure about that, Andy, I’d have to check and get back to you. If it is, it sounds like it was an error.

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9

Andrew D’Silva

Okay. I wasn’t sure if there was some revertive action or buyback or something I missed. But okay, that’s fine.

Then, could you just discuss ad buys as you enter 2021, and what kind of benefits are you seeing post election? I’d also just be curious if you could let us know how we should think about modeling overhead tied to the call center?

Justin Schreiber

Sure. Over all, we’ve seen the third and fourth quarter, especially before the election, coming into the holidays, was a very expensive time for media. Our media costs were at least double, a lot of the time, from what they were earlier in the year, and they’ve come down considerably in 2021. Also, we’ve seen a lot—we’ve never realized a lot of operational efficiencies, and we’ve found a lot of other optimization areas where we’ve been able to optimize our advertising and our checkout processes and other systems that have helped us to put downward pressure on our overall acquisition costs.

I don’t know the exact number, Andy, but our acquisition costs, even at more scale this quarter, are significantly lower than they were in the fourth quarter of last year.

Marc, I don’t know if you want to provide any additional color on that.

Marc Benathen

In general, we’re seeing strong returns on the advertising spend, were significantly lower as Justin mentioned in quarter one. What we’re typically seeing is from the cohorts that we’ve had that have been in existence for 12 months or more, that we’re paying back on the initial advertising investment within the first three to four months, and we are more than doubling our money within the first 12 months. Those are strong returns, and as you carry that forward and we continue to get more and more tenure with those subscribers, and I would also remind you this was pre us transitioning a lot of folks to the subscription model, we expect to see very substantial long-term returns.

Andrew D’Silva

Okay. That makes sense. Then some color on the call center?

Marc Benathen

The call center, without really saying an exact statistic, we are receiving a strong return on investment, we’re seeing the good uptick. For competitive reasons we don’t necessarily share exact specifics, but what I would say is, ever since the first month that we got up and running, we are seeing a strong return on investment each month. As far as growth, the call center has about a 250 seat capacity, and then we’re going to grow our capabilities there as long as it makes sense, but it’s also going to produce incremental revenue, so it would be more than a loss from a financial modeling standpoint.

Andrew D’Silva

Okay. …

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10

Justin Schreiber

I think an important thing to point out is, if we look at where CTAs are now, even as we’re scaling, we see a massive massive opportunity, even in the ED market, right, to continue to really grow our business throughout this year and probably beyond. It’s something to say they make projections two or three years out, but I really want to emphasize to everybody on the call that, CTAs are—there’s a lot of opportunity here, even in these initial markets, especially in erectile dysfunction. We’re continuing to tighten the business. We’ve brought in a lot of talent, both on the marketing side, on the patient service side, and we’re really encouraged by what’s happening in that business, and even what we’re going to see growth-wise over the next couple of quarters. Like I can’t emphasize that enough.

Andrew D’Silva

Okay. Very good. That makes sense.

I heard, when you just referenced acquisition cost being recouped in about three to four months and doubling over a one-year timeframe. When you look at the sales and marketing expense for example in the fourth quarter, is that the base that you’re taking that off of, or is it a little bit more segmented or nuanced as far as the proportion of that sales and marketing that you’re attributing to consumer acquisition costs that would be recouped into that kind of timeframe?

Marc Benathen

Yes, no. It’s taken off of that metric. At the end of the day, the sales and marketing expense that we’re spending has obviously driven that acquisition. I’d actually expect the return on investment that we spoke about to have the potential to increase over time, predominantly due to the fact that we’re obviously converting mostly to subscription revenue, which was something that wasn’t present last year, and then secondly as we start to look at LifeMD rolling out this concierge model and we have greater ability to sell plus brand, to upsell and to retain people through a combo service product offering, we should actually see that return on investment improving more in the future and those advertising dollars go even further.

Andrew D’Silva

Okay, great. Just last question from me, as it relates to PDF Simpli, could you discuss the cadence there? That segment actually seems to be growing faster than we were modeling. I’m just curious, how much of say the first quarter’s $17 million expectation we should earmark this PDF Simpli?

Marc Benathen

It’s very consistent with what you’re saying in the fourth quarter. At the end of the day, it is continuing to grow by very high double digits, very low triple digits. Suffice to say it’s lower than the growth rate of the significant triple digits that we’re seeing in telehealth, but you can think about it relatively similarly to how you would think about the fourth quarter, maybe a little—yes, very similar.

Andrew D’Silva

Okay. Great. Hey, thank you very much, best of luck going forward.

Justin Schreiber

Thanks, Andy.

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Operator

At this time, this concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Schreiber. Please go ahead.

Justin Schreiber

Thanks to everyone for joining us on our call today, and all the great questions. I’d like to give special thanks to our new shareholders who have recently invested in us, and the new analysts who began to follow LifeMD. We very much appreciate your support and participation in our amazing journey. Many more exciting things to come, that’s for sure, which we look forward to reporting on our Q1 call, which is coming up soon. Meanwhile, be well and stay healthy. Christie, let’s go ahead and wrap up the call.

Operator

Thank you. Before we conclude today’s call, I would like to provide the Company’s Safe Harbor statements that include important cautions regarding forward-looking statements made during today’s call. The information that the Company has provided in this conference call includes forward-looking statements within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934, as amended, regarding, among other things, the Company’s plans, strategies and prospects, both business and financial. While the Company believes that its plans, intentions and expectations that are reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements made during this conference call may be identified by the use of forward-looking words such as believe, expect, anticipate, should, planned, will, may, intend, estimated and potential, among others. Important factors that could cause actual results to differ materially from the forward-looking statements made during this conference call include market conditions and those set forth in reports or documents that the Company files from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD Incorporated or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Before we end today’s conference call, I would like to remind everyone that this call will be available for replay starting later this evening. Please refer to today’s earnings release for dial-in replay instructions, available via the Company’s website at www.lifemd.com.

Thank you for joining us today, and this concludes the conference call. You may now disconnect.

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